SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                                  FORM 12B-25
                                                 Commission File Number 0-1298

                          NOTIFICATION OF LATE FILING

      (Check One):
|X| Form 10-K    |_| Form 11-K    |_| Form 20-K   |_| Form 10-Q   |_| Form N-SAR

      For Period Ended:       DECEMBER 31, 1997

|_| Transition Report on Form 10-K |_| Transition Report on Form 10-Q
|_| Transition Report on Form 20-F |_| Transition Report on Form N-SAR
|_| Transition Report on Form 11-K
      For the Transition Period Ended:
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READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FOR.  PLEASE PRINT OR TYPE.

        NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.
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      If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

PART I - REGISTRANT INFORMATION (Official Text)

Full name of registrant:     Midcoast Energy Resources, Inc.

Former Name if Applicable:   N/A

Address of Principal Executive Office (STREET AND NUMBER):
                             1100 Louisiana, Suite 2950

City, state and zip code:    Houston, Tx. 77002

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PART II - RULE 12B-25 (B) AND (C)
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
If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12(b)-25(b), the following should be completed. (Check box if appropriate.)

[ ]   (a)   The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]   (b)   The subject annual report, semi-annual report, transition
            report on Form 10-K, 20- F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]   (c)   The accountant's statement or other exhibit required by Rule
            12b-25(c) has been attached if applicable.
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PART III - NARRATIVE (Official Text)
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      State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F,
10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

                            [REASON FOR LATE FILING]

The Company's legal department determined that certain legal disclosures needed to be included in the filing. After delays in discussion among internal and external council, the Company determined that an additional disclosure needed to be incorporated into the filing.

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PART IV - OTHER INFORMATION (Official Text)
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      (1)   Name and telephone number of person to contact in regard to this notification

             RICHARD ROBERT                          (713) 650-8900
                  (Name)                        (Area Code) (Telephone Number)

      (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                  |X|Yes |_| No

      (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                 |_| Yes |X| No

                        MIDCOAST ENERGY RESOURCES, INC.
                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


 By /s/RICHARD ROBERT                                       Date   APRIL 1, 1998
Richard Robert, Treasurer, Principal Financial Officer
Principal Accounting Officer